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                                                                Exhibit 21

                           SUBSIDIARIES OF THE COMPANY

1. Omtool Europe Limited, England
2. CMA Ettworth Limited, England
3. CMA Ettworth, Inc., Florida, USA
4. Desktop Paging Software, Inc., New Hampshire, USA
5. TRS Technologies, Inc., Oregon, USA